Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(Supplements the Preliminary Prospectus	Registration Statement No. 333-180015
Supplement dated July 25, 2013)

CIT Group Inc.
$750,000,000 5.00% Senior Unsecured Notes due 2023

Pricing Term Sheet

July 25, 2013

Issuer:	CIT Group Inc.
Title of Securities:	5.00% Senior Unsecured Notes due 2023
Principal Amount:	$750,000,000
Final Maturity Date:	August 1, 2023
Price to Public:	99.031%
Underwriting Discounts and Commissions:	1.00% of principal amount
Coupon:	5.00%
Yield to Maturity:	5.125%
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2014
Record Dates:	January 15 and July 15
Optional Redemption:	Make-whole call at T+50 basis points
CUSIP/ISIN Number:	125581GR3 / US 125581GR39
Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC
Co-Managers:	Blaylock Robert Van, LLC CastleOak Securities, L.P. Drexel Hamilton, LLC Mischler Financial Group, Inc.
Trade Date:	July 25, 2013
Settlement Date:	August 1, 2013 (T+5). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at its number below:

Barclays Capital Inc.	(866) 603-5847
Credit Suisse Securities (USA) LLC	(800) 221-1037
J.P. Morgan Securities LLC	(800) 245-8812
Morgan Stanley & Co. LLC	(866) 718-1649

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